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                                                                    Exhibit 99.1


                              1001 Air Brake Avenue               PRESS RELEASE
[Wabtec logo]                  Wilmerding, PA 15148
                               Phone: 412.825.1543
                                Fax: 412.825.1789


CONTACT: TIM WESLEY AT (412) 825-1543


              WABTEC AFFIRMS FOURTH QUARTER 2003 EARNINGS GUIDANCE; ISSUES EARNINGS GUIDANCE OF ABOUT 70 CENTS FOR FULL YEAR 2004

     WILMERDING, Pa., Jan. 12, 2004 -- Wabtec Corporation (NYSE: WAB) today affirmed its previous earnings guidance for the fourth quarter of 2003 and issued earnings guidance of about 70 cents per diluted share for the full year 2004. The 2004 guidance represents a growth rate of about 30 percent, compared to 2003.

     "We're pleased to forecast a substantial increase in earnings for the second consecutive year," said William E. Kassling, Wabtec chairman. "In addition, our goal is to continue to generate free cash flow in excess of net income. We expect to use this cash for debt reduction, accretive acquisitions or other general corporate purposes."

                        FOURTH QUARTER 2003 EXPECTATIONS

     As previously announced, Wabtec expects fourth quarter earnings per diluted share to be between 13 cents and 16 cents from continuing operations. In addition, the company expects to meet its 2003 target for free cash from operations of about $40 million. Wabtec plans to report fourth quarter results in mid-February, as usual.

                       FULL YEAR 2004 EXPECTATIONS

     "With our original equipment markets expected to strengthen in 2004, a more favorable product mix and our ongoing application of lean principles, we are bullish on Wabtec's prospects for this year," said Gregory T.H. Davies, president and chief executive officer.

     The company is basing its 2004 financial guidance on the following assumptions for industry deliveries of new rolling stock: about 36,000 freight cars vs. about 31,000 in 2003; about 1,000 locomotives vs. about 750 in 2003; and about 750 transit cars vs. about 650 in 2003. These original equipment markets represent about half of total corporate sales, with sales of aftermarket parts and services providing the other half. The company expects conditions in its aftermarket-related businesses to continue to be sluggish in 2004, as railroads and transit authorities continue to minimize maintenance and repair expenses.

     Based on these assumptions, Wabtec expects 2004 sales to be about $750 million, with increases of between 5 percent and 10 percent in both the Freight Group and the Transit Group. At that level of sales, the company expects 2004 earnings per diluted share of about 70 cents, a growth rate of about 30 percent, compared to 2003. The company will update its annual earnings guidance as necessary during the year, but will no longer issue quarterly earnings guidance.


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                              1001 Air Brake Avenue               PRESS RELEASE
[Wabtec logo]                  Wilmerding, PA 15148
                               Phone: 412.825.1543
                                Fax: 412.825.1789


     "As we work to take full advantage of the rebounding OEM markets in 2004, we also are strengthening our businesses for the future through internal growth initiatives," Davies said. "We have an active pipeline of new products, particularly in the electronics arena, to help our customers improve their efficiency and competitiveness. We have ample opportunities for international growth in Europe and the Pacific Rim. Our strategy to leverage Wabtec's full capabilities as a Tier I supplier of integrated packages has already resulted in new contracts and sales. And, in driving for continuous improvement, we will continue to expand the application of lean principles, which provides the engine to improve margins and reduce working capital. This two-stage growth platform - recovery of our OEM markets and our internal initiatives - positions Wabtec well for the future."

     Wabtec Corporation (www.wabtec.com) is one of North America's largest providers of value-added, technology-based products and services for the rail industry.

     This press release contains forward-looking statements regarding the company's earnings expectations. Wabtec's actual results could differ materially from the results suggested in any forward-looking statement. Factors that could cause or contribute to these material differences include, but are not limited to, a slowdown in the North American economy; lower-than-expected deliveries of new rolling stock in 2004; and other factors contained in the company's regulatory filings, which are herein incorporated by reference. The company assumes no obligation to update these forward-looking statements or advise of changes in the assumptions on which they were based.


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